Exhibit 10.21

TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER AND AS AGENT)

WITH

GPM PETROLEUM LP

January 12, 2016

i

3.11.	Replacement of Lenders	37

IV.	COLLATERAL: GENERAL TERMS	37

4.1.	Security Interest in the Collateral	37
4.2.	Perfection of Security Interest	38
4.3.	Disposition of Collateral	38
4.4.	Preservation of Collateral	38
4.5.	Ownership of Collateral	38
4.6.	Defense of Agent’s and Lenders’ Interests	39
4.7.	Books and Records	39
4.8.	Financial Disclosure	39
4.9.	Compliance with Laws	40
4.10.	Reserved	40
4.11.	Insurance	40
4.12.	Failure to Pay Insurance	40
4.13.	Payment of Taxes	40
4.14.	Payment of Leasehold Obligations	41
4.15.	Collateral Securities Account	41
4.16.	[Reserved]	41
4.17.	[Reserved]	41
4.18.	Exculpation of Liability	41
4.19.	Environmental Matters	41
4.20.	Financing Statements	43

V.	REPRESENTATIONS AND WARRANTIES	43

5.1.	Authority	43
5.2.	Formation and Qualification	44
5.3.	Survival of Representations and Warranties	44
5.4.	Tax Returns	44
5.5.	Reserved	44
5.6.	Entity Names	44
5.7.	O.S.H.A. and Environmental Compliance	44
5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	45
5.9.	Patents, Trademarks, Copyrights and Licenses	46
5.10.	Licenses and Permits	47
5.11.	Default of Indebtedness	47
5.12.	No Default	47
5.13.	No Burdensome Restrictions	47
5.14.	No Labor Disputes	47
5.15.	Margin Regulations	47
5.16.	Investment Company Act	48
5.17.	Disclosure	48
5.18.	Reserved	48
5.19.	Swaps	48
5.20.	Conflicting Agreements	48
5.21.	Application of Certain Laws and Regulations	48
5.22.	Business and Property of Borrowers	48

5.23.	Ineligible Securities	48
5.24.	Reserved	48
5.25.	Reserved	49
5.26.	Reserved	49
5.27.	Equity Interests	49
5.28.	[Reserved]	49
5.29.	[Reserved]	49
5.30.	Material Contracts	49
5.31.	[Reserved]	49
5.32.	Petroleum Practices Laws	49
5.33.	Reserved	49
5.34.	Reserved	49
5.35.	Delivery of KeyBank Debt Documents	49

VI.	AFFIRMATIVE COVENANTS	50

6.1.	Payment of Fees	50
6.2.	Conduct of Business and Maintenance of Existence and Assets	50
6.3.	Violations	50
6.4.	[Reserved]	50
6.5.	Financial Covenants	50
6.6.	Execution of Supplemental Instruments	50
6.7.	Payment of Indebtedness	51
6.8.	Standards of Financial Statements	51

VII.	NEGATIVE COVENANTS	51

7.1.	Reserved	51
7.2.	Creation of Liens	51
7.3.	Guarantees	51
7.4.	Reserved	51
7.5.	Reserved	51
7.6.	Reserved	51
7.7.	Distributions	51
7.8.	Indebtedness	52
7.9.	Nature of Business	54
7.10.	Transactions with Affiliates	54
7.11.	[Reserved]	55
7.12.	[Reserved]	55
7.13.	Fiscal Year and Accounting Changes	55
7.14.	Pledge of Credit	55
7.15.	Amendment of Certificate of Limited Partnership, Partnership Agreement	55
7.16.	Compliance with ERISA	55
7.17.	Reserved	56
7.18.	Reserved	56
7.19.	Reserved	56
7.20.	Trading with the Enemy Act	56
7.21.	Material Amendments	56
7.22.	Reserved	56

7.23.	Reserved	56

VIII.	CONDITIONS PRECEDENT	56

8.1.	Conditions to Assignment and Assumption	56
8.2.	Conditions to Each Advance	60

IX.	INFORMATION AS TO BORROWERS	60

9.1.	Disclosure of Material Matters	60
9.2.	[Reserved]	60
9.3.	Environmental Reports	60
9.4.	Litigation	61
9.5.	Material Occurrences	61
9.6.	Reserved	61
9.7.	Annual Financial Statements	61
9.8.	Quarterly Financial Statements	61
9.9.	Reserved	61
9.10.	[Reserved]	62
9.11.	Additional Information	62
9.12.	Projected Operating Budget	62
9.13.	Reserved	62
9.14.	Notice of Suits, Adverse Events	62
9.15.	ERISA Notices and Requests	62
9.16.	[Reserved]	63
9.17.	Environmental Assessment Reports	63

X.	EVENTS OF DEFAULT	63

10.1.	Nonpayment	63
10.2.	Breach of Representation	63
10.3.	Financial Information	64
10.4.	Judicial Actions	64
10.5.	Noncompliance	64
10.6.	Judgments	64
10.7.	Bankruptcy	64
10.8.	Inability to Pay	64
10.9.	Affiliate Bankruptcy	64
10.10.	Material Adverse Effect	65
10.11.	Lien Priority	65
10.12.	[Reserved]	65
10.13.	Cross Default	65
10.14.	Breach of Guaranty or Pledge Agreement	65
10.15.	Change of Ownership	65
10.16.	Invalidity	65
10.17.	Licenses	65
10.18.	Seizures	65
10.19.	[Reserved];	66
10.20.	Pension Plans	66
10.21.	Breach of Supply Agreements	66

10.22.	Reportable Compliance Event	66

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT	66

11.1.	Rights and Remedies	66
11.2.	Agent’s Discretion	68
11.3.	Setoff	68
11.4.	Rights and Remedies not Exclusive	68
11.5.	Allocation of Payments After Event of Default	68

XII.	WAIVERS AND JUDICIAL PROCEEDINGS	69

12.1.	Waiver of Notice	69
12.2.	Delay	69
12.3.	Jury Waiver	69

XIII.	EFFECTIVE DATE AND TERMINATION	69

13.1.	Term	69
13.2.	Termination	70

XIV.	REGARDING AGENT	70

14.1.	Appointment	70
14.2.	Nature of Duties	71
14.3.	Lack of Reliance on Agent and Resignation	71
14.4.	Certain Rights of Agent	72
14.5.	Reliance	72
14.6.	Notice of Default	72
14.7.	Indemnification	72
14.8.	Agent in its Individual Capacity	72
14.9.	Delivery of Documents	73
14.10.	Borrowers’ Undertaking to Agent	73
14.11.	No Reliance on Agent’s Customer Identification Program	73
14.12.	Other Agreements	73

XV.	BORROWING AGENCY	73

15.1.	Borrowing Agency Provisions	73
15.2.	Waiver of Subrogation	74

XVI.	MISCELLANEOUS	74

16.1.	Governing Law	74
16.2.	Entire Understanding	75
16.3.	Successors and Assigns; Participations; New Lenders	77
16.4.	Application of Payments	79
16.5.	Indemnity and Release	79
16.6.	Notice	80
16.7.	Survival	81
16.8.	Severability	81
16.9.	Expenses	81
16.10.	Injunctive Relief	81

v

16.11.	Consequential Damages	81
16.12.	Captions	81
16.13.	Counterparts; Facsimile Signatures	81
16.14.	Construction	82
16.15.	Confidentiality; Sharing Information	82
16.16.	Publicity	82
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	82
16.18.	Anti-Money Laundering/International Trade Law Compliance	83

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.4	Term Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(h)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule I	Term Loan Commitment
Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.27	Equity Interests
Schedule 5.30	Material Contracts
Schedule 7.5	Loans
Schedule 7.10	Transactions with Affiliates

TERM LOAN

AND

SECURITY AGREEMENT

Term Loan and Security Agreement dated as of January 12, 2016 among GPM PETROLEUM LP, a Delaware limited partnership (“GPM”) and each Person joined hereto as a borrower from time to time (collectively, the “Borrowers,” and each individually a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Agent”).

A.    The Existing GPMI Borrowers have entered into the Existing GPMI Loan Agreement pursuant to which PNC has extended the Existing GPMI Term Loan to the Existing GPMI Borrowers.

B.    On the Closing Date, Agent, Existing GPMI Borrowers and GPMI shall enter into the Assignment and Assumption Agreement, pursuant to which the Existing GPMI Term Loan shall be assigned by Existing GPMI Borrowers to GPM.

C.    Simultaneously with the execution and delivery of the Assignment and Assumption Agreement, the Existing GPMI Term Loan shall become the Term Loan hereunder and shall be due and payable by GPM to the Lenders hereunder and governed by and subject to all of the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:

I.    DEFINITIONS.

1.1.    Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of GPMI for the fiscal year ended December 31, 2014.

1.2.    General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advances” shall mean the Term Loan or any portion thereof.

“Affected Lender” shall have the meaning giving to such term in Section 3.11 hereof.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Affiliate Loans” shall mean the loans made to GPMI by ARKO Holdings Ltd. with a principal balance outstanding of $18,042,750 and GPM Holdings, Inc. with a principal balance outstanding of $6,014,250, which loans were assumed by GPM on or about the date hereof.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Base Rate in effect on such day, (ii) the Federal Funds Open Rate in effect on such day plus one half of one-percent (1/2 of 1%), and (iii) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Anti-Terrorism Laws” shall mean Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Assignment and Assumption Agreement” shall mean that certain Assignment and Assumption Agreement between GPM and GPMI dated as of the Closing Date.

“Authority” shall have the meaning set forth in Section 4.19(d) hereof.

“Authorized Officer” shall mean any of the following officers of GPM: Chairman, Chief Executive Officer, President, Executive Vice President, General Counsel, Chief Operating Officer, Chief Financial Officer, Vice President of Finance and/or Controller.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.20(d) hereof.

“Blocked Person” shall have the meaning set forth in Section 5.24(b) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of the Borrowers and their Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.8 hereof.

“Borrowing Agent” shall mean GPM.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including assets acquired through capital leases, which, in accordance with GAAP, would be classified on the balance sheet as property, plant and equipment.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Liabilities” shall mean any indebtedness, obligations and liabilities of any Borrower under any agreements or arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any of the Borrowers: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) purchase cards; (e) ACH transactions; (f) cash management and treasury management services and products, including controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services; or (g) foreign currency exchange and foreign currency swaps and hedges. The Cash Management Liabilities shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement, and otherwise treated as Obligations for purposes of each of the Other Documents (other than any Lender-Provided Interest Rate Hedge). The Liens securing Cash Management Liabilities shall be pari passu with the Liens security all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Ownership” shall mean

(i)    GPMI shall cease to own and control, directly or indirectly, Equity Interests in GPM representing at least 35% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in GPM;

(ii)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than by GPMI (directly or indirectly), of Equity Interests representing more than 50% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in GPM and such person or group shall be entitled to vote such Equity Interests pursuant to the terms of the Partnership Agreement;

(iii)    within any period of twelve (12) consecutive calendar months, individuals who were (A) members of the board of managers, or similar governing body, of the General Partner on the first day of such period, (B) individuals who were appointed or nominated by such individuals referred to in the foregoing clause (A), or (C) individuals who were appointed or nominated by GPMI, shall not constitute a majority of the members of the board of managers, or similar governing body, of the General Partner;

(iv)    GPMI shall cease to own, directly or indirectly, Equity Interests of the General Partner representing at least a majority of the aggregate voting power and non-voting economic interests represented by the issued and outstanding Equity Interests in the General Partner or cease to possess the power to direct or cause the direction of the management or policies of the General Partner;

(v)    the General Partner shall cease to be the sole general partner of GPM or in any way cease to possess the power to direct or cause the direction of the management or policies of GPM;

(vi)    except for transactions permitted by Section 6.4 of the KeyBank Credit Agreement, the Borrower shall cease to own and Control, directly or indirectly, all of the Equity Interests of GPM Petroleum, LLC; or

(vii)    a “Change of Control” (as defined in the Partnership Agreement as in effect on the date of this Agreement).

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean January 12, 2016 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean all Investment Property from time to time on deposit in the Collateral Securities Account and all proceeds and products thereof in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, and documents.

“Collateral Securities Account” shall mean that certain investment account number 1005255672 maintained by GPM with PNC.

“Collateral Securities Account Control Agreement” shall mean that certain Securities Account Control Agreement dated as of the Closing Date among Agent, GPM and PNC as securities intermediary in connection with the Collateral Securities Account.

“Commitment Percentage” shall mean the Term Loan Commitment Percentage.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, and (g) the U.S. Securities and Exchange Commission.

“Compliance Certificate” shall mean a compliance certificate substantially in the form attached hereto as Exhibit 1.2(a) to be signed by the Chief Financial Officer, Vice President of Finance or Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, (a) to best of such officer’s knowledge, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.7, 7.8, and 7.10; and (b) that to the best of such officer’s knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws, or if such is not the case, specifying all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement and the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consolidated EBITDA” shall mean, for any period of determination, without duplication, (a) Consolidated Net Income of Borrowers on a Consolidated Basis for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) consolidated interest expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of Borrowers on a Consolidated Basis for such period, (iii) depreciation and amortization expense of Borrowers on a Consolidated Basis for such period, (iv) other non-cash charges (excluding reserves for future cash charges) of the Borrowers on a Consolidated Basis for such period, and (v) transaction fees and expenses incurred in connection with negotiation, execution, and delivery of this Agreement and the KeyBank Documents and the consummation of the private offering and formation transactions and expenses related to the planned IPO and filing of the Registration Statement incurred during such period and on or before the Closing Date, in an aggregate amount not to exceed $2,000,000 and only to the extent such fees and expenses are reasonable and customary for such transactions, as approved by the Agent in its sole discretion, minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, minus (d) any other non-recurring, non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or hedging agreements of the Borrowers on a Consolidated Basis). Consolidated EBITDA shall be calculated after giving effect to, without duplication, any acquisition made during the applicable period of determination as if such acquisition had occurred on the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination for Borrower on a Consolidated Basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, determined as follows: (i) for the fiscal quarter ending March 31, 2016, Consolidated EBITDA shall be deemed to be equal to the Consolidated EBITDA for the fiscal quarter ending on such date multiplied by 4 and Consolidated Interest Expense shall be deemed to be equal to the Consolidated Interest Expense for the fiscal quarter ending on such date multiplied by 4; (ii) for the fiscal quarter ending June 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the two consecutive fiscal quarters ending on such date multiplied by 2 and Consolidated Interest Expense shall be deemed to be the Consolidated Interest Expense for the two consecutive fiscal quarters ending on such date multiplied by 2; (iii) for the fiscal quarter ending September 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the three consecutive fiscal quarters ending on such date multiplied by 4/3 and Consolidated Interest Expense shall be deemed to be the Consolidated Interest Expense for the three consecutive fiscal quarters ending on such date multiplied by 4/3; and for all fiscal quarters ending from and after December 31, 2016, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a trailing four-quarter basis.

“Consolidated Interest Expense” shall mean, for any period of determination, the total interest expense paid in cash (including, without limitation, amortization of debt discount, capitalized interest and the interest component under Capitalized Lease Obligations and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products or the portion of any payments or accruals in connection with any of the foregoing allocable to interest expense) for such period of Borrowers on a Consolidated Basis; provided, however, that Consolidated Interest Expense shall not include upfront fees paid in connection with this Agreement or any facility for borrowed money in which fees are paid from the proceeds of such facility.

“Consolidated Net Income” shall mean, for any period of determination, the net income or loss (excluding (a) extraordinary losses and extraordinary gains, and (b) income of any Person in which Borrowers and their Subsidiaries have an interest (which interest does not cause the net income or loss of such other Person to be consolidated with the net income or loss of Borrowers and their Subsidiaries in accordance with GAAP), except to the extent of any income actually distributed as a cash dividend or other cash distribution by such Person during such period to Borrowers or their Subsidiaries) of Borrowers on a Consolidated Basis for such period, all as determined in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, the sum (without duplication) of all Indebtedness of Borrowers on a Consolidated Basis (other than pursuant to clause (h) or (i) (except to the extent of unreimbursed drafts) of the definition of Indebtedness), provided that the outstanding principal amount of the Term Loan as of such date shall only be included in the calculation of Consolidated Total Debt to the extent, if any, the value of the assets on deposit in or otherwise maintained in or credited to the Collateral Securities Account on such date is less than the aggregate principal amount of the Term Loan outstanding on such date, and then such calculation shall only include an amount of the Term Loan equal to such shortfall, plus the KeyBank Debt, provided the outstanding principal amount of the Term Loan (as defined in the KeyBank Credit Agreement), if any, as of such date shall only be included in the calculation of Consolidated Total Debt to the extent, if any, the value of the cash or Cash Equivalents on deposit or otherwise maintained as collateral for such Term Loan on such date is less than the aggregate principal amount of such Term Loan outstanding on such date, and then such calculation shall only include an amount of such Term Loan equal to such shortfall.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, for Borrowers on a Consolidated Basis, the ratio of (a) Consolidated Total Debt on such date to (b)

Consolidated EBITDA determined as follows: (i) for the fiscal quarter ending March 31, 2016, Consolidated EBITDA shall be deemed to be equal to the Consolidated EBITDA for the fiscal quarter ending on such date multiplied by 4; (ii) for the fiscal quarter ending June 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the two consecutive fiscal quarters ending on such date multiplied by 2; (iii) for the fiscal quarter ending September 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the three consecutive fiscal quarters ending on such date multiplied by 4/3; and for all fiscal quarters ending from and after December 31, Consolidated EBITDA shall be determined on a trailing four-quarter basis.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Contribution Agreement” shall mean that certain Contribution, Conveyance and Assumption Agreement dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Contribution Transactions” shall mean, individually or collectively, those certain contribution transactions to become effective on or prior to the Closing Date, in each case as more particularly described in the Contribution Agreement.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean each Borrower, each Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of any Borrower acting in any capacity in connection with the Obligations.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Lender any amount required to be paid by it hereunder; (b) has notified the Borrowers or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.20(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Designated Lender” shall have the meaning set forth in Section 16.2(b) hereof.

“Distribution Contracts” shall mean, (i) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC, Village Pantry LLC and Colonial Pantry Holdings, LLC, (ii) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC and GPMI and (iii) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC and GPM Midwest, LLC.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, occupational health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and any binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to each Borrower all of such Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on

Eurodollar Rate =	Bloomberg Page BBAM1 1.00 - Reserve Percentage

If the Eurodollar Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrowing Agent of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender, Participant, or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, or in which it is otherwise treated for tax purposes as doing business, or in which its principal office is located or, in the case of any Lender or Participant, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Sections 3.10(e) (f), or (g) (whether or not such Payee was legally entitled to deliver such documentation), except to the extent that such Foreign Lender or Participant (or its permitted assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in FATCA.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing GPMI Borrowers” shall mean GPMI, GPM1, LLC, a Delaware limited liability company, GPM2, LLC, a Delaware limited liability company, GPM3, LLC, a Delaware limited liability company, GPM4, LLC, a Delaware limited liability company, GPM5, LLC, a Delaware limited liability company, GPM6, LLC, a Delaware limited liability company, GPM8, LLC, a Delaware limited liability company, GPM9, LLC, a Delaware limited liability company, GPM Southeast, LLC, a Delaware limited liability company, GPM Transportation, LLC, a Delaware limited liability company, E CIG Licensing, LLC, a Delaware limited liability company and GPM Midwest, LLC, a Delaware limited liability company.

“Existing GPMI Term Loan” shall mean the term loans advanced to the Existing GPMI Borrowers pursuant to the Existing GPMI Loan Agreement, the principal balance of which, as of the Closing Date immediately prior to giving effect to the transactions contemplated by this Agreement and the Assignment and Assumption Agreement, is $32,415,923.15.

“Existing GPMI Loan Agreement” shall mean that certain Second Amended and Restated Revolving Credit, Term Loan and Security Agreement among Agent, certain financial institutions party thereto as lenders and the Existing GPMI Borrowers dated August 6, 2013, as amended, restated, supplemented and modified from time to time.

“Existing WOC Revolving Loan Agreement” shall mean that certain Revolving Credit and Security Agreement among Agent, certain financial institutions party thereto as Lenders and the WOC Borrowers dated as of June 3, 2015, as amended, restated, supplemented and modified from time to time.

“Existing WOC Term Loan Agreement” shall mean that certain Term Loan and Security Agreement among Agent, certain financial institutions party thereto as Lenders and GPM WOC Holdco, LLC dated as of June 3, 2015, as amended, restated, supplemented and modified from time to time.

“FATCA” shall mean Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, as of the date of this Agreement (or any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall mean GPM Petroleum GP, LLC, a Delaware limited liability company.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“GPMI” shall mean GPM Investments, LLC, a Delaware limited liability company.

“GPM Opco” shall mean GPM Petroleum, LLC, a Delaware limited liability company.

“Guarantor” shall mean GPMI, GPM Opco and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Interest Rate Hedge.”

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations but only to the extent such earnout obligations are recorded as liabilities on such Person’s balance sheet in accordance with GAAP) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established in accordance with GAAP) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the principal portion of all Capitalized Lease Obligations plus any accrued interest thereon, (h) all net obligations of such Person under hedging agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all Equity Interests (other than the Preferred A Units) issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration for cash on a date prior to date which is five years from the date hereof, (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (l) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer unless such obligations are expressly made non-recourse to such Person, in which case, such non-recourse obligations shall be excluded from the definition of Indebtedness; provided that, in the event such obligations are recourse, only the amount of such Person’s liability for such obligations shall be included as

Indebtedness hereunder, (m) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles, and (n) all non-contingent obligations of any Borrower or any of its Subsidiaries under Supply Agreements to pay, repay, reimburse or indemnify the counterparty(ies) under any such Supply Agreement for branding expenses, in each case, resulting from the termination of any such Supply Agreement.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes, including, for the avoidance of doubt, Other Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or rights under a license or other right to use any of the foregoing.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Borrower or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“IPO” shall mean that certain initial public offering of the Equity Interests of GPM to be consummated after the Closing Date.

“KeyBank Credit Agreement” shall mean that certain Credit Agreement among GPM, KeyBank, National Association, as administrative agent and certain financial institutions party thereto dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“KeyBank Debt” shall mean the Indebtedness of GPM owing to KeyBank, National Association and certain other financial institutions pursuant to the KeyBank Credit Agreement.

“KeyBank Documents” shall mean the KeyBank Credit Agreement and each other document, agreement and instrument executed in connection therewith as amended, restated, supplemented or otherwise modified from time to time.

“Law(s)” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond judgment authorization or approval, lien or award of or any settlement arrangement with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of any Borrower to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), Charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of any Borrower or any Guarantor taken as a whole, (b) the ability of any Borrower or any Guarantor, taken as a whole, to perform its obligations, when such obligations are required to be performed, under this Agreement or any Other Document or (c) the validity or enforceability of this Agreement or any Other Document, the Agent’s Liens on the Collateral or the priority of such Liens or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of Borrowers, or any of them, which are material to any Borrower’s business or which, the failure to comply with, could reasonably be expected to result in a Material Adverse Effect, including, without limitation, the Supply Agreements and the KeyBank Documents.

“Material Event” shall mean any event, condition or circumstance that occurs or arises that has or could reasonably be expected to have a Material Adverse Effect.

“Maximum Loan Amount” shall mean $32,415,923.15.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA to which contributions are required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Note” shall mean the Term Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances), advances, debts, liabilities, obligations, covenants and duties owing by any Borrower or Guarantor to Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any purchase card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortuous, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in any such case to the extent advanced to or owing by any Borrower or Guarantor or any Subsidiary of any Borrower or Guarantor under, arising under or out of and/or related to (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities.

“Offering” shall mean that certain private offering of the Preferred A Units of GPM consummated on the Closing Date.

“Offering Transactions” shall mean, individually or collectively as the context requires, the Offering, each of the transactions consummated in connection with such private offering and concurrently on the Closing Date pursuant to the Purchase Agreement, Partnership Agreement, the Contribution Agreement and the Omnibus Agreement.

“Omnibus Agreement” shall mean that certain Omnibus Agreement dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time and, from and after the IPO, that certain Omnibus Agreement in substantially the form attached to the Registration Statement as Exhibit 1.1(b), as amended, restated, supplemented or otherwise modified from time to time.

“Ordinary Course of Business” shall mean with respect to any Borrower, the ordinary course of such Borrower’s business conducted on the Closing Date, as it may, subject to Section 5.22, change from time to time.

“Other Documents” shall mean the Note, the Perfection Certificates, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, the Collateral Securities Account Control Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of GPM dated January 12, 2016, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with this Agreement.

“Payee” shall have the meaning set forth in Section 3.10 hereof.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificates and the responses thereto provided by each Borrower and delivered to Agent.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (c) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (I) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (II) is at all times junior in priority to any Liens in favor of Agent; and (d) mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being Properly Contested.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petroleum Practices Laws” means the Petroleum Marketing Practices Act (15 USC §2801 et seq.) and all other applicable federal laws, and applicable laws of the states in which Borrower owns or leases any Real Property, as the same may be amended from time to time.

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan), maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Preferred A Units” shall mean the “Class A Preferred Units” under and as defined in the Partnership Agreement.

“Primary Suppliers” shall mean, collectively, Valero Energy Corporation and Marathon Petroleum Company LP and each individually referred to as a “Primary Supplier.”

“Pro Forma Balance Sheet” means the pro forma balance sheet of Borrowers on a Consolidated Basis.

“Pro Forma Financial Statements” means (a) the twelve-month cash flow and balance sheet projections of Borrowers on a Consolidated Basis, copies of which are annexed hereto as Exhibit 5.5(b) and (b) the Pro Forma Balance Sheet.

“Properly Contested” shall mean, in the case of any Indebtedness or Lien, as applicable, of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate negotiation, and where appropriate, as determined by Agent in its Permitted Discretion, proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness will not have a Material Adverse Effect and will not result in the forfeiture of any assets of such Person; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the Eurodollar Rate for a one month period as published in another publication selected by the Agent).

“Purchase Agreement” shall mean the Purchase Agreement dated as of the date hereof by and among GPMI, WOC Southeast, the General Partner, GPM Petroleum LP and Oppenheimer SteelPath Inc., a Delaware corporation.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of each Borrower’s right, title and interest in and to the real property at any time owned or leased by any Borrower.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Registration Statement” shall mean the Form S-1 Registration Statement File No. 333-203507, filed by GPM with the SEC on April 20, 2015, as amended by Amendment No. 1 thereto filed on Form S-1/A with the SEC on May 22, 2015 and Amendment No. 2 thereto filed on Form S-1/A with the SEC on July 1, 2015, and Amendment No. 3 thereto filed on Form S-1/A with the SEC on July 17, 2015, and Amendment No. 4 thereto filed on Form S-1/A with the SEC on September 3, 2015, and as further amended on or prior to the Closing Date.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Replacement Notice” shall have the meaning given to such term in Section 3.11 hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder, other than those events as to which the thirty day notice period is waived under regulations or other guidance promulgated by the PBGC.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Required Lenders” shall mean Lenders (not including any Defaulting Lender) holding at least fifty-one percent (51%) of the aggregate of the outstanding principal amount of the Term Loan; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Borrower or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Borrower or any of its Subsidiaries, now or hereafter outstanding.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Default” shall mean an Event of Default under Section 10.1, Section 10.5, Section 10.7 or Section 10.9.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by any Borrower.

“Supply Agreements” shall mean, collectively, those certain agreements between GPM and each of the Primary Suppliers relating to the supply arrangement between such parties together with any additional material fuel supply agreements entered into following the Closing Date, and each other agreement, document and instrument executed in connection therewith.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Loan” shall mean the Existing GPMI Term Loan, after giving effect to the assignment thereof to GPM pursuant to the Assignment and Assumption Agreement.

“Term Loan Rate” shall mean an interest rate per annum equal to (a) the Alternate Base Rate with respect to Domestic Rate Loans and (b) the sum of the Eurodollar Rate plus one half of one percent (0.50%) with respect to Eurodollar Rate Loans.

“Term Loan Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable) to fund a portion of the Term Loan in an aggregate principal equal to the Term Loan Commitment Amount (if any) of such Lender.

“Term Loan Commitment Amount” shall mean, as to any Lender, the term loan commitment amount (if any) set forth adjacent to such Lender’s name on Schedule I attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the term loan commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Loan Commitment Percentage” shall mean, as to any Lender, the Term Loan Commitment Percentage (if any) set forth adjacent to such Lender’s name on Schedule I attached hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Term Loan Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), as the same may be adjusted upon any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Term Note” shall mean the promissory note described in Section 2.4 hereof.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Pension Benefit Plan subject to Title IV of ERISA; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Pension Benefit Plan subject to Title IV of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Pension Benefit Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Benefit Plan, or (b) that may result in the termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Unfunded Capital Expenditures” shall mean Capital Expenditures of Borrowers on a Consolidated Basis made out of a Borrower’s own funds other than through (i) equity contributed subsequent to the Closing Date or (ii) purchase money or other financing or lease transactions permitted hereunder.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“U.S. or United States” shall mean the United States of America.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“WOC Borrowers” shall mean WOC Southeast Holding Corp., a Delaware limited liability corporation (“WOC Southeast”), Village Pantries Merger Sub, LLC, a Delaware limited liability company (“Village Pantries Merger”), Colonial Pantry Holdings, LLC, a Delaware limited liability company (“Colonial”), Village Pantry Specialty Holding, LLC, a Delaware limited liability company (“Village Pantry Specialty”), Marsh Village Pantries, LLC, an Indiana limited liability company (“Marsh”), Village Pantry, LLC, an Indiana limited liability company (“Village Pantry”), Mundy Realty, LLC, an Indiana limited liability company (“Mundy”), ViVa Pantry & Petro Operations, LLC, a Delaware limited liability company (“ViVa”), Village Variety Store Operations, LLC, a Delaware limited liability company, (“Village Variety”), Next Door Group, LLC, a Delaware limited liability company (“Next Door Group”), Pantry Property, LLC, an Indiana limited liability company (“Pantry Property”), Next Door RE Property, LLC, a Delaware limited liability company (“Next Door RE”), Next Door Operations, LLC, a Delaware limited liability company (“Next Door Operations”), Worsley Operating Company, LLC, a North Carolina limited liability company (“Worsely Operating”), LSF5 Cavalier Investments, LLC, a Delaware limited liability company (“LSF5”), WOCSC, LLC, a South Carolina limited liability company (“WOCSC”), Palm Food Stores, LLC, a Delaware limited liability company (“Palm Food Stores”) and Virginia Oil Company, LLC, a Delaware limited liability company (“Virginia Oil”).

1.3.    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the Commonwealth of Pennsylvania from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “commercial tort claims”, “instruments”, “general intangibles”, “goods”, “payment intangibles”, “proceeds”, “supporting obligations”, “securities”, “investment property”, “documents”, “deposit accounts”, “software”, “letter of credit rights”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4.    Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on average cost relieved on a first-in-first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation.” A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders or all Lenders, as applicable. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of the Authorized Officers of the Borrowers or (ii) the knowledge that the Authorized Officers of Borrowers would have obtained if they had engaged in good faith and diligent performance of their duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II.    ADVANCES, PAYMENTS.

2.1.    [Reserved]

2.2.    Interest Rate Options.

(a)    [Reserved]

(b)    In the event any Borrower desires to obtain a Eurodollar Rate Loan, Borrowing Agent shall give Agent written notice by no later than 10:00 A.M. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than four (4) Eurodollar Rate Loans, in the aggregate.

(c)    Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 A.M. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan.

If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) herein below.

(d)    Provided that no Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 10:00 A.M. (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e)    At its option and upon written notice given prior to 10:00 a.m. at least three (3) Business Days’ prior to the date of such prepayment, any Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f)    Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(g)    Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders (or such affected Lender) to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (f) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3.    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books.

2.4.    Term Loan. On the Closing Date, Agent, Existing GPMI Borrowers and GPMI shall enter into the Assignment and Assumption Agreement, pursuant to which the Existing GPMI Term Loan shall be assigned by Existing GPMI Borrowers to GPM. Simultaneously with the execution and delivery of the Assignment and Assumption Agreement, the Existing GPMI Term Loan shall become the Term Loan hereunder and shall be due and payable by GPM to the Lenders hereunder and governed by and subject to all of the terms and conditions of this Agreement. The Term Loan shall be with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: one payment of all unpaid principal, accrued interest and fees and expenses due on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4. The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrowing Agent may request. In the event that Borrowers desire to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, Borrowing Agent shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (g) shall apply.

2.5.    [Reserved].

2.6.    Repayment of Advances.

(a)    The Term Loan shall be due and payable as provided in Section 2.4 hereof and shall be due and payable in full on the last day of the Term, subject to mandatory and earlier prepayments as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Loan shall be applied to the Term Loan pro rata according to the Term Loan Commitment Percentages of Lenders.

(b)    [Reserved].

(c)    All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than

2:00 P.M. on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrowers’ Account.

(d)    Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.7.    Reserved.

2.8.    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of GPM in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.9.      [Reserved]

2.10.    [Reserved]

2.11.    [Reserved]

2.12.    [Reserved]

2.13.    [Reserved]

2.14.    [Reserved]

2.15.    [Reserved]

2.16.    [Reserved]

2.17.    [Reserved]

2.18.    [Reserved]

2.19.    [Reserved]

2.20.    Manner of Borrowing and Payment.

(a)    The Term Loan shall be advanced (by way of the Assignment and Assumption Agreement) according to the Term Loan Commitment Percentage of Lenders.

(b)    Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Term Note, shall be applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Term Loan Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., in Dollars and in immediately available funds.

(c)    [Reserved]

(d)    If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e)    [Reserved]

2.21.    Mandatory Prepayments. Upon (i) the repayment in full of the obligations due under the Existing GPMI Loan Agreement and the termination of the agent’s and lenders’ commitments thereunder or (ii) the repayment in full of the obligations due under the Existing WOC Revolving Loan Agreement and the termination of the agent’s and lenders’ commitments thereunder, then, in either case, the Borrowers shall immediately prepay the Term Loan in full.

2.22.    Use of Proceeds.

Neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.23.    Defaulting Lender.

(a)    Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.23 so long as such Lender is a Defaulting Lender.

(b)    (i)      [Reserved]

(ii)    fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii)    [Reserved].

(c)    A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders,” a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage, provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d)    Other than as expressly set forth in this Section 2.23, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.23 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e)    In the event that the Agent and the Borrowers agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Agent will so notify the parties hereto.

III.    INTEREST AND FEES.

3.1.    Interest. Interest on Advances shall be payable in arrears on the tenth (10th) day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of

Required Lenders, the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus two (2%) percent per annum and (ii) Eurodollar Rate Loans shall bear interest at the Term Loan Rate for Eurodollar Rate Loans plus two (2%) percent per annum (as applicable, the “Default Rate”).

3.2.    [Reserved].

3.3.    [Reserved].

3.4.    [Reserved].

3.5.    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6.    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7.    Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent, any Lender and the office or branch where Agent, any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)    subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, or such Lender);

(b)    impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)    impose on Agent or any Lender (or the London interbank LIBOR market) any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrowers shall promptly pay Agent or such Lender within five (5) days of receiving a reasonably detailed written demand therefor, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error. Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.7; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.7 shall not constitute a waiver of such Lender’s right to demand such compensation; provided further, the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.7 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8.    Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a)    reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b)    Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, or

(c)    the Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any Eurodollar Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 10:00 A.M. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 10:00 A.M. two (2)

Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

3.9.    Capital Adequacy.

(a)    In the event that Agent or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy and liquidity) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay, within ten (10) days of receiving a reasonably detailed written demand therefor, to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)    A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

(c)    Each Lender shall give prompt notice to Borrowers of any claim for additional amounts pursuant to this Section 3.9; provided, that any failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided further that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.9 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrowers of the Change in Law or other circumstance giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, the six month period referred to above shall be extended to include the period of retroactive effect thereof).

3.10.    Taxes.

(a)    Any and all payments made to the Agent, Lender or Participant (each, individually, a “Payee,” and collectively, the “Payees”) with respect to any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes; provided that if the Borrowers shall be required by Applicable Law to withhold or deduct any Taxes from such payments, then (i) if the Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions or withholding for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.10) the Payee or Payees, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (ii) if such Taxes are Excluded Taxes, the sum payable shall not be increased and any amount withheld or deducted by the Borrower pursuant to clause (iii) shall be treated as paid to such Payee or Payees, as the case may be, for all purposes under this Agreement and the Other Documents, (iii) the Borrowers shall make such withholding or deductions, and (iv) the Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b)    Without limiting the provisions of Section 3.10(a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c)    Each Borrower shall indemnify Agent, each Lender and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Lender, Participant (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. The Borrowers shall not be required to compensate any Agent, Lender or Participant pursuant to the foregoing provisions of this Section 3.10 for any Indemnified Taxes paid more than nine (9) months prior to the date that such Agent, Lender or Participant notifies the Borrower of such payment of Indemnified Taxes and of such Agent, Lender or Participant’s intention to claim compensation therefor.

(d)    As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is formed or is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the

Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, any Borrower or Agent shall be entitled to withhold United States federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States income Tax Regulations, FATCA or other Applicable Law. Further, such Borrower or Agent is indemnified under § 1.1461-1(e) of the United States income Tax Regulations or against any claims and demands of any Lender or permitted assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code or FATCA. In addition, any Lender, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in or formed under the laws of the United States of America, each State thereof and the District of Columbia, any Foreign Lender (or other Lender) shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i)    two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)    two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN, or

(iv)    any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)    To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law reasonably requested by Borrowers or Agent demonstrating that such Lender is not a Foreign Lender and not subject to backup withholding.

(g)    If a payment made to a Payee under any Document would be subject to

U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Payee shall deliver to the Agent (in the case of a Lender or Participant) and the Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Payee has complied with such applicable reporting requirements.

(h)    If the Agent, a Lender, or a Participant determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, such Lender or Participant, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrowers, upon the request of the Agent, such Lender or Participant agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Agent, such Lender or Participant in the event the Agent, such Lender or Participant is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender or Participant to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.11.    Replacement of Lenders. If any Lender (an “Affected Lender”) is a Defaulting Lender, Borrowers may, within ninety (90) days of such Lender becoming a Defaulting Lender, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Term Loan Commitment Percentages, as applicable, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Term Loan Commitment Percentages, as applicable, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its and Term Loan Commitment Percentage, as applicable, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV.    COLLATERAL:    GENERAL TERMS

4.1.    Security Interest in the Collateral. Each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest.

4.2.    Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens on the Collateral other than Permitted Encumbrances, (ii) [Reserved], (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may reasonably specify, and stamping or marking, in such manner as Agent may reasonably specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements reasonably satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance reasonably satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3.    Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise.

4.4.    Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations.

4.5.    Ownership of Collateral.

(a)    With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; and (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same.

(b)    Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the chief executive officer of each Borrower.

4.6.    Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell, assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7.    Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.8.    Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9.    Compliance with Laws. Each Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

4.10.    Reserved.

4.11.    Insurance.

(a)    The assets and properties of each Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of such Borrower so that such insurance shall remain in full force and effect. As between Lenders and Borrowers, each Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, each Borrower shall (a) keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (b) reserved; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (e) reserved; (f) furnish Agent with (i) evidence of the maintenance of such policies set forth on Acord 25 and 28 by the renewal thereof at least fourteen (14) days before any expiration date, (ii) binders with respect to the policies at least seven (7) days prior to the renewal date and(iii) copies of the policies at least ninety (90) days following the renewal date.

4.12.    Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrowers’ Account therefor and such expenses so paid shall be part of the Obligations.

4.13.    Payment of Taxes. Each Borrower will pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including material real and personal property taxes, assessments and charges and all material franchise, income, employment, social security benefits, withholding, and sales taxes, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by appropriate proceedings. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrowers’ Account and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14.    Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect, except to the extent the failure to so comply could not reasonably be expected to cause a Material Adverse Effect, and, at Agent’s request will provide evidence of having done so.

4.15.    Collateral Securities Account. Borrowers shall not, as of the last day of any calendar month, cause or suffer or permit the value of the Investment Property contained in or credited to the Collateral Securities Account to be less than 98% of the principal amount of the Term Loan outstanding at such time; provided that to the extent such value is less than 98% at such time as reflected in any report received at such time from the securities intermediary (or escrow agent) that maintains the Collateral Securities Account or, upon notice from Agent, at any other time, Borrowers shall have three (3) Business Days to increase such value by adding additional assets to the Collateral Securities Account (provided, further, that, no Default or Event of Default shall be deemed to have occurred until the expiration of such period).

4.16.    [Reserved].

4.17.    [Reserved].

4.18.    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.19.    Environmental Matters.

(a)    Borrowers shall ensure that the Real Property and all operations and businesses conducted thereon remains in material compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as in material compliance with Applicable Law or appropriate governmental authorities.

(b)    Borrowers shall establish and maintain an environmental compliance management system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c)    Reserved.

(d)    In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), in each case to the extent material, then Borrowing Agent shall, within ten (10) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e)    Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to dispose of Hazardous Substances, to the extent such request relates to a potential material liability, and shall continue to forward copies of correspondence between any Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f)    Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws and such failure is a potential material liability, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(g)    Promptly upon the written request of Agent in response to the receipt of a written notice of a Hazardous Discharge delineating a potential material liability, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h)    [Reserved].

(i)    For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.20.    Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V.    REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1.    Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s certificate or articles of incorporation, certificate of formation, by-laws, operating agreement, as applicable, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and

(d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2.    Formation and Qualification.

(a)    Each Borrower is duly formed or incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws, certificate of formation and operating agreement, as applicable, will promptly notify Agent of any amendment or changes thereto.

(b)    The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).

5.3.    Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4.    Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all federal, state and material local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of each Borrower have been reported to the appropriate taxing authority and, to the knowledge of the Borrowers, satisfied for all fiscal years. The provision for taxes on the books of each Borrower is adequate for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in an aggregate amount in excess of $100,000 in connection therewith not provided for on its books.

5.5.    Reserved.

5.6.    Entity Names. No Borrower has been known by any other corporate name in the past five years and does not sell Inventory under any other name, in each case, except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7.    O.S.H.A. and Environmental Compliance.

(a)    Each Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, and all applicable Environmental Laws; except as has been disclosed on Schedule 5.7(c), there have been no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)    Each Borrower has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)    Except as has been disclosed on Schedule 5.7(c) hereof, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property including any premises leased by any Borrower, which is material; (ii) to the knowledge of any Borrower, there are no polychlorinated biphenyls on the Real Property including any premises leased by any Borrower; and (iii) to the knowledge of any Borrower, the Real Property including any premises leased by any Borrower has never been used as a treatment, storage or disposal facility of Hazardous Waste.

(d)    All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower.

5.8.    Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a)    Borrowers, on a consolidated basis, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)    Except as disclosed in Schedule 5.8(b), no Borrower has (i) any pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, (ii) has received any notice of pending or threatened condemnation, eminent domain proceedings, zoning proceedings or boundary line disputes affecting any of the Real Property and (iii) any liabilities or indebtedness for borrowed money (other than the Affiliate Loans and KeyBank Debt).

(c)    No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)    As of the date of this Agreement, no Borrower or any member of the Controlled Group maintains or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth on

Schedule 5.8(d) hereto, (i) each Borrower and each member of the Controlled Group has met in all material respects applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Pension Benefit Plan, and each Pension Benefit Plan is in material compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iii) no Pension Benefit Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (iv) at this time, the present value of the accrued benefits and other liabilities of such Pension Benefit Plan do not exceed the current value of the assets of such Plan by an amount that would have a Material Adverse Effect, and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (v) neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, except for any breach that would not have a Material Adverse Effect; (vi) neither any Borrower nor any member of a Controlled Group has incurred any material liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such material liability; (vii) neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event, except, in any such case, for any matter that would not have a Material Adverse Effect; (viii) each Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, except for any failure that would not have a Material Adverse Effect; (ix) except as would not have a Material Adverse Effect, maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; and (x) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur any unsatisfied liability under the Multiemployer Pension Plan Amendments Act of 1980 that would have a Material Adverse Effect.

5.9.    Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames and assumed names, owned by any Borrower are set forth on Schedule 5.9, are valid. Such rights, along with Borrowers’ trade secrets and rights under License Agreements constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license owned by any Borrower and no Borrower is aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. The Intellectual Property rights under each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned by any Borrower and all trade secrets used by any Borrower consist of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof so long as such right continues to be useful in the business of Borrowers.

5.10.    Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11.    Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, the original principal amount outstanding any of which is in excess of $200,000, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder which would permit the holder of such Indebtedness to accelerate such Indebtedness.

5.12.    No Default. No Borrower is in material default in the payment or performance of any of its contractual obligations and no Default has occurred; provided, that, Borrowers acknowledge and agree that any breach under any Supply Agreement with a Primary Supplier which would permit the applicable Primary Supplier to terminate such Supply Agreement with such Primary Supplier would constitute a “material” default.

5.13.    No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14.    No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15.    Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16.    Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17.    Disclosure. No representation or warranty made by any Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any material misstatement of fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Borrower or which reasonably should be known to such Borrower which such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18.    Reserved.

5.19.    Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.20.    Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.21.    Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services that would prohibit (i) the assignment and assumption of the Existing GPMI Term Loan pursuant to the Assignment and Assumption Agreement and (ii) any Borrower, any Guarantor, or any Subsidiary of any Borrower from incurring, and performing with respect to, their respective obligations hereunder.

5.22.    Business and Property of Borrowers. Upon the Closing Date, Borrowers do not propose to engage in any business other than wholesale of petroleum products, including the distribution of petroleum products to Persons that will sell such fuels on a consignment basis, and related and ancillary activities and services and activities and services necessary to conduct the foregoing. On the Closing Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.

5.23.    Ineligible Securities.    Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.24.    Reserved.

5.25.    Reserved.

5.26.    Reserved

5.27.    Equity Interests. The authorized and outstanding Equity Interests of each Subsidiary of a Borrower is as set forth on Schedule 5.27 hereto. All of the Equity Interests of such Subsidiary has been duly and validly authorized and issued and is fully paid and non-assessable and has been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except as set forth on Schedule 5.27, (a) there are no preemptive rights, outstanding subscriptions, warrants, or options to purchase any Equity Interest of any Borrower or any of its Subsidiaries, (b) there are no obligations of any Borrower or any of its Subsidiaries to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Borrower or any of its Subsidiaries is a party or of which any Borrower or any of its Subsidiaries has knowledge that could directly or indirectly affect the capital structure of any Borrower or any of its Subsidiaries.

5.28.     [Reserved]

5.29.    [Reserved]

5.30.    Material Contracts. Schedule 5.30 sets forth all Material Contracts of the Borrowers. All Material Contracts are in full force and effect and no material defaults currently exist thereunder.

5.31.    [Reserved]

5.32.    Petroleum Practices Laws. No Person (including no Governmental Body) has notified any Borrower regarding a violation of any Petroleum Practices Laws or any other Applicable Law, or made a claim against any Borrower in respect of any Petroleum Practices Laws or any other Applicable Law relating to the business conducted on the Real Property.

5.33.    Reserved.

5.34.    Reserved.

5.35.    Delivery of KeyBank Debt Documents. Agent has received complete copies of the KeyBank Debt Documents and all related documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

VI.    AFFIRMATIVE COVENANTS.

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1.    Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of the Collateral Securities Account as provided for in Section 4.15(h). Agent may, without making demand, charge Borrowers’ Account for all such fees and expenses.

6.2.    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such material reports and pay all such material franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof material to the conduct of its business.

6.3.    Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4.    [Reserved]

6.5.    Financial Covenants.

(a)    Consolidated Total Leverage Ratio. Cause to be maintained Consolidated Total Leverage Ratio, calculated as of the last day of each fiscal quarter of Borrowers or as of any other date commencing with the fiscal quarter ending March 31, 2016 and each fiscal quarter end thereafter, of less than 4.25 to 1.00; provided that Consolidated Total Leverage Ratio may equal or exceed 4.25 to 1.00, but in no event shall exceed 4.75 to 1.00, from and after the last day of the fiscal quarter in which a Material Acquisition (as defined in the KeyBank Credit Agreement) occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Material Acquisition (as defined in the KeyBank Credit Agreement) occurred.

(b)    Consolidated Coverage Ratio. Cause to be maintained Consolidated Interest Coverage Ratio, calculated as of the last day of each fiscal quarter of Borrowers or as of any other date commencing with the fiscal quarter ending March 31, 2016 and each fiscal quarter end thereafter, of greater than 2.50 to 1.00.

6.6.    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.7.    Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8.    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

VII.	NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1.    Reserved.

7.2.    Creation of Liens. Create or suffer to exist any Lien or transfer upon or against of the Collateral (other than Permitted Encumbrances).

7.3.    Guarantees. Become liable upon the obligations or liabilities of any Person other than another Borrower, any Borrower’s Subsidiaries or GPMI by assumption, endorsement or guaranty thereof or otherwise except the endorsement of checks in the Ordinary Course of Business.

7.4.    Reserved.

7.5.    Reserved.

7.6.    Reserved.

7.7.    Distributions. Directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, nor will they permit any Subsidiary to, except:

(a)    to make dividends or other distributions payable solely in the same class of Equity Interests of such Person;

(b)    to make dividends or other distributions payable to Borrower or any of its Subsidiaries;

(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issuance of new common or subordinated Equity Interests;

(d)    the Borrower may make the distributions of up to all of the proceeds of the Term Loans (as defined in the KeyBank Credit Agreement), if and when made, to GPMI on the date on which such term loan is made to the Borrower;

(e)    so long as no Default or Event of Default then exists and is continuing or would result therefrom, Restricted Payments by the Borrower out of its operating surplus pursuant to and in accordance with the Partnership Agreement;

(f)    to purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issue of new Equity Interests (other than Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration for cash on a date prior to the fifth anniversary of the date hereof);

(g)    to redeem or convert its Equity Interests or make any payment, in each case, in connection with any employee benefit plan or arrangement sponsored by the Borrower or any of its Subsidiaries entered into in the ordinary course of business; and

(h)    Borrowers may pay any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of declaration such Restricted Payment would otherwise have been permitted to be made under this Section 7.7, unless a Specified Default or a Material Event shall have occurred and be continuing at the time such Restricted Payment is to be made, or would occur after giving effect to the making of such Restricted Payment.

7.8.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:

(a)    Indebtedness to Lenders,

(b)    Indebtedness of the Borrower and its Subsidiaries existing as of the Closing Date and set forth on Schedule 7.8 or any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto, is not changed as a result of or in connection with such renewal, refinancing or extension, and the terms of any such renewal, refinancing or extension, taken as a whole, are not less favorable to the obligor thereunder;

(c)    Indebtedness of the Borrower and its Subsidiaries incurred after the Closing Date consisting of Capitalized Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(d)    unsecured intercompany Indebtedness among the Borrower and its Subsidiaries;

(e)    Indebtedness and obligations owing under hedging agreements entered into to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)    Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of any Borrower and its Subsidiaries pursuant to such agreements, in connection with dispositions, other sales of assets or other permitted acquisitions not prohibited by the KeyBank Documents;

(g)    Guaranty Obligations in respect of Indebtedness of Borrower and its Subsidiaries to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section; and

(h)    Indebtedness incurred to finance the payment of insurance premiums incurred in the ordinary course of business;

(i)    any Guarantee of the obligations of Borrower and its Subsidiaries as a tenant under any lease (which lease is not a Capital Lease) or a purchaser in connection with any Permitted Acquisition (as defined in the KeyBank Documents);

(j)    Indebtedness owed in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds;

(k)    Indebtedness consisting of obligations under deferred compensation arrangements, and non-competition agreements, incurred in the ordinary course of business;

(l)    Indebtedness consisting of obligations under adjustments of purchase price, earn-outs or similar arrangements in an aggregate amount not to exceed $2,500,000 at any time;

(m)    the KeyBank Debt in a principal amount not to exceed the maximum amount of the principal commitments on the Closing Date (including the incremental facilities under the KeyBank Documents) (including any renewals, refinancings or extensions thereof, and the terms of any such renewal, refinancing or extension, taken as a whole, are not less favorable to the obligor thereunder);

(n)    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(o)    Indebtedness in respect of take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(p)    Indebtedness of any Person that becomes a Subsidiary of the Borrower or another Subsidiary in a manner not prohibited by the KeyBank Documents, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(q)    until thirty (30) days following the Closing Date, the Affiliate Loans and the guarantee of the Affiliate Loans by GPM Opco;

(r)    Indebtedness constituting unsecured subordinated debt, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Agent, (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.5 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the aggregate outstanding principal amount of Indebtedness permitted by this subpart (r) shall not exceed $2,500,000 at any time;

(s)    additional unsecured Indebtedness of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $2,500,000; and

(t)    Indebtedness under clause (n) of the definition hereto to the extent such Indebtedness does not exceed an aggregate of $5,000,000 at any time (it being understood that the amount of such Indebtedness shall be calculated net of advances for branding expenses paid to the Borrower or any Guarantor by a counterparty to one or more new Supply Agreement(s) to replace in whole or in part any such terminated Supply Agreement).

7.9.    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10.    Transactions with Affiliates. Directly or indirectly, enter into any transaction or series of transactions, whether or not in the Ordinary Course of Business, with any officer, director, shareholder or Affiliate, except (i) transactions on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an officer, director, shareholder or Affiliate; (ii) the Contribution Transactions, the Offering Transactions and any transaction pursuant to the Distribution Contracts; (iii) transactions solely between or among any Borrower and any Subsidiary of any Borrower; (iv) the repayment of the Affiliate Loans including any principal, interest and fees due as a result of such repayment; (v) any Restricted Payment permitted by Section 7.7; (vi) any employment compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreements or insurance, stay bonuses, severance or similar agreements and arrangements, in the Ordinary Course of Business, (vii) reasonable and customary director, officer, supervisor and employee fees and compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, (viii) prior to the IPO, any transaction approved by the Board of Directors of the General Partner of GPM which is in compliance with the Key Bank Documents and the Partnership Agreement, shall be deemed, for purposes of this Agreement, to be on terms and conditions substantially as favorable as would be obtainable on a comparable arm’s-length transaction with a person other than an officer, director, shareholder or Affiliate of the Borrowers and their respective Subsidiaries, (ix) following the IPO, any transaction approved by the Conflicts Committee of the Board of Directors of the General Partner of GPM, which Conflicts Committee shall consist exclusively of directors considered “independent” of the Borrowers and their Affiliates in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual (and such Conflicts Committee will be comprised of at least two (2) “independent” directors (or such greater number required by the New York Stock Exchange) the “Conflicts Committee), shall be deemed, for purposes of this Agreement, to be on terms and conditions substantially as favorable as would be obtainable on a comparable arm’s-length transaction with a person other than an officer, director, shareholder or Affiliate of the Borrowers and their respective Subsidiaries, (x) the IPO, and (xi) the transactions expressly described in the Omnibus Agreement, provided that notwithstanding anything to the contrary in the Omnibus Agreement the Administrative Fee (as defined there on the date hereof) shall not be increased to an amount in excess of $1,500,000 without the prior written consent of Required Lenders.

7.11.    [Reserved].

7.12.    [Reserved].

7.13.    Fiscal Year and Accounting Changes. Change its fiscal year other than a change to December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14.    Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business of the type conducted on the date of this Agreement.

7.15.    Amendment of Certificate of Limited Partnership, Partnership Agreement. Amend, modify or waive any material term or provision of its Certificate of Limited Partnership or Partnership Agreement, as in effect on the date hereof in any manner that would be materially adverse to the Lenders.

7.16.    Compliance with ERISA. Except for matters that would not give rise to an Event of Default under Section 10.20: (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Pension Benefit Plan or Multiemployer Plan, other than those Pension Benefit Plans and Multiemployer Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction,” as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Pension Benefit Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability not disclosed on Schedule 5.8(d) to any Multiemployer Plan, (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit any member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Pension Benefit Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17.    Reserved.

7.18.    Reserved.

7.19.    Reserved.

7.20.    Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21.    Material Amendments. Enter into any material amendment, waiver or modification of any Material Contract that is materially adverse to the interests of Agent and Lenders (including, without limitation, the Supply Agreements and the KeyBank Documents).

7.22.    Reserved.

7.23.    Reserved.

VIII.    CONDITIONS PRECEDENT.

8.1.    Conditions to Assignment and Assumption. The agreement of Lenders to agree to the Assignment and Assumption being consummated on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or substantially concurrently with the making of the Advances to GPM, of the following conditions precedent:

(a)    This Agreement, the Notes and the Other Documents. Agent shall have received this Agreement, the Notes and the Other Documents duly executed and delivered by an Authorized Officer of each Borrower;

(b)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)    KeyBank Documents. Agent shall have received executed copies of the KeyBank Documents;

(d)    Pledge and Other Documents. Agent shall have received (i) the executed Guarantees and (ii) the executed Other Documents, all in form and substance satisfactory to Agent;

(e)    Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(e);

(f)    Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrowers are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(g)    Collateral Securities Account. Agent shall have received duly executed agreements establishing the Collateral Securities Account and a duly executed copy of the Collateral Securities Account Control Agreement;

(h)    Proceedings of Borrowers. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Managers and/or members, as applicable, of each Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and any related agreements and (ii) the granting by each Borrower of the security interests in and liens upon the Collateral in each case certified by the Chief Executive Officer of each Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(i)    Proceeding of each Guarantor. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors and/or managing members, as applicable, each Guarantor authorizing the execution, delivery and performance of the Guaranty, Guarantor Security Agreement and each Other Document to which it is a party certified by the Secretary or an Assistant Secretary of each Guarantor as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(j)    Incumbency Certificates of Borrowers. Agent shall have received a certificate of the Secretary, an Assistant Secretary or the Chief Executive Officer of each Borrower and each Guarantor, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower and Guarantor, as applicable, executing this Agreement, the Guaranty, Guarantor Security Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary, Assistant Secretary or Chief Executive Officer;

(k)    Certificates. Agent shall have received a copy of the Articles or

Certificate of Incorporation or Formation, as applicable, of each Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation, as applicable, together with copies of the By-Laws and/or Operating Agreement, as applicable, of each Borrower and each Guarantor and all agreements of each Borrower’s and each Guarantor’s shareholders and/or members, as applicable, certified as accurate and complete by the Secretary or Chief Executive Officer of each Borrower and such Guarantor;

(l)    Good Standing Certificates. Agent shall have received good standing certificates for each Borrower and each Guarantor dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each Borrower’s and each Guarantor’s jurisdiction of incorporation and/or formation, as applicable, and each jurisdiction where the conduct of each Borrower’s and each Guarantor’s business activities or the ownership of its properties necessitates qualification;

(m)    Legal Opinions. Agent shall have received the executed legal opinion of (i) Vinson & Elkins LLP, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Guaranty (other than the Guaranty given by GPMI), the Other Documents and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders and (ii) Maury Bricks, Esquire, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by the Guaranty given by GPMI and related agreements as Agent may reasonably require and each Borrower shall cause GPMI, as Guarantor, to authorize and direct such counsel to deliver such opinions to Agent and Lenders;

(n)    No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Contribution Transactions and Offering Transactions shall have been issued by any Governmental Body;

(o)    Private Offering. Agent shall have received evidence that the Offering has been consummated or will be consummated substantially concurrently with the consummation of the Assignment and Assumption hereunder, and has raised or will raise capital in a gross amount equal to at least $70,000,000;

(p)    Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(q)    Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(r)    Insurance. Agent shall have received in form and substance satisfactory to Agent, a certificate evidencing Borrowers’ casualty insurance policies, together with a form of the lender loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee in respect of the Collateral, and a certificate evidencing Borrowers’ liability insurance policies, together with a form of endorsements naming Agent as an additional insured;

(s)    Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(t)    Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(u)    No Adverse Material Change. (i) since September 30, 2015, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect with respect to Borrowers, Existing GPMI Borrowers or WOC Borrowers and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(v)    Contract Review. Agent shall have reviewed all Material Contracts of Borrowers and such contracts and agreements shall be satisfactory in all respects to Agent;

(w)    Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act;

(x)    Undrawn Availability. As of the Closing Date, the Existing GPMI Borrowers shall have Undrawn Availability (as defined in the Existing GPMI Loan Agreement) and the WOC Borrowers shall have Undrawn Availability (as defined in the Existing WOC Revolving Loan Agreement) of at least $7,500,000 on a combined basis.

(y)    Amendment to Existing GPMI Loan Agreement and Existing WOC Loan Agreements. Agent shall have received a fully executed Seventh Amendment to the Existing GPMI Loan Agreement, First Amendment to Existing WOC Revolving Loan Agreement, Assignment and Assumption Agreement and each other document required in connection therewith, each in form and substance reasonably satisfactory to Agent and each of the conditions set forth in such documents shall be satisfied; and

(z)    Assignment Fee. GPMI shall have paid to Agent for the ratable benefit of Lenders an assignment fee of $100,000.

(aa)    Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Contribution Transactions and Offering Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2.    Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)    Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all respects (except to the extent such representation and/or warranty is already qualified by materiality, in which case, such representation and/or warranty shall be true and correct in all respects) on and as of such date as if made on and as of such date;

(b)    No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)    Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX.    INFORMATION AS TO BORROWERS.

Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1.    Disclosure of Material Matters. Promptly upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral with a value in excess of $250,000.

9.2.    Reserved.

9.3.    Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, with a certificate signed by the Authorized Officer of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4.    Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor or of any litigation, suit or administrative proceeding affecting the Collateral, in each case, which could reasonably be expected to have a Material Adverse Effect.

9.5.    Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default, (b) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; and (c) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6.    Reserved.

9.7.    Annual Financial Statements. Furnish Agent and Lenders as soon as available and in any event no later than the earlier of (i) to the extent applicable, the date GPM is required by the SEC to deliver its Form 10 K for each fiscal year of GPM and (ii) ninety (90) days after the end of each fiscal year of GPM, financial statements of Borrowers on a Consolidated Basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent (the “Accountants”). In addition, the report shall be accompanied by a Compliance Certificate prepared by Borrowers. The Accountants will also prepare a statement in a separate report certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.7, 7.8, and 7.10 hereof.

9.8.    Quarterly Financial Statements. Furnish Agent and Lenders as soon as available and in any event no later than the earlier of (i) to the extent applicable, the date GPM is required by the SEC to deliver its Form 10 Q for any fiscal quarter of GPM and (ii) forty-five (45) days after the end of each fiscal quarter of GPM, an unaudited balance sheet of Borrowers on a Consolidated Basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business. The reports shall be accompanied by a Compliance Certificate.

9.9.    Reserved.

9.10.    [Reserved].

9.11.    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) reserved, (b) at least thirty (30) days prior thereto, notice (it being understood that an update to the schedules regarding such information shall constitute notice) of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12.    Projected Operating Budget. As soon as available, but in any event within thirty (30) days after the end of each fiscal year (or, with respect to the fiscal year ending December 31, 2015, within sixty (60) days after the end of such fiscal year), a copy of the detailed annual operating budget or business plan approved by management of the Borrower including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan; any such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and, in the case of the annual and quarterly financial statements, provided in accordance with Section 9.7 and 9.8 above.

9.13.    Reserved.

9.14.    Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any material Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such material Consent, (iii) copies of any report or registration statement and prospectus filed with the SEC, and (iv) copies of any material report from the SEC or federal or state environmental or health and safety agencies.

9.15.    ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Section 406 of ERISA or 4975 of the Code) has occurred that could result in a material liability to Borrower, together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Pension Benefit Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Pension Benefit Plan or to have a trustee appointed to administer a Pension Benefit Plan, together with copies of each such notice, (v) any Borrower or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan (other than a Multiemployer Plan) under Section 401(a) of the Code, together with copies of each such letter; (vi) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability with respect to a Multiemployer Plan, together with copies of each such notice; (vii) any Borrower or any member of the Controlled Group shall fail to make a material required installment or any other material required payment under Section 412 of the Code on or before the due date for such installment or payment; or (viii) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.16.    [Reserved].

9.17.    Environmental Assessment Reports. Delivery to Agent promptly upon receipt copies of any and all material reports, audits and reviews prepared by a third party and all semi-annual reports prepared by Borrowers’ environmental consultants regarding an environmental assessment (including, liabilities and status of remediation of existing conditions) with respect to Borrowers’ Real Property.

X.    EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1.    Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document; provided that, to the extent such failure arises from the failure of Agent to debit the Borrowers’ Account for such amount due pursuant to Section 2.3, then, upon notice from Agent of its failure to debit the Borrowers’ Account for such amount, Borrowers shall have three (3) Business Days to pay such amount and no Event of Default shall be deemed to have occurred until the expiration of such period;

10.2.    Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3.    Financial Information. Failure by any Borrower to furnish financial information when due or promptly when requested in accordance with the terms of this Agreement;

10.4.    Judicial Actions. Issuance of a notice of Lien (other than a Permitted Encumbrance), levy, assessment, injunction or attachment against any Collateral;

10.5.    Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3 and 10.5(ii), (i) failure or neglect of any Borrower or any Guarantor or any Person to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between any Borrower or any Guarantor or such Person, and Agent or any Lender, which is not cured within thirty (30) days from the occurrence of such failure or neglect; or (ii) failure or neglect of any Borrower or any Guarantor to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.15, 6.1, 6.2(b), 6.5, 6.7, 6.8, 9.5, 9.7 or 9.8 or Article VII hereof;

10.6.    Judgments. Any judgment or judgments are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $250,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $250,000 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7.    Bankruptcy. Any Borrower or any Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8.    Inability to Pay. Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9.    Affiliate Bankruptcy. Any Subsidiary of any Borrower or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10.    Material Adverse Effect. The occurrence of any Material Adverse Effect;

10.11.    Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12.    [Reserved]

10.13.    Cross Default. A default of the obligations of any Borrower or Guarantor under any other agreement for Indebtedness in a principal amount outstanding of at least $2,500,000 to which it is a party shall occur which default is not cured within any applicable grace period or which permits the acceleration of such Indebtedness;

10.14.    Breach of Guaranty. Termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty, or similar agreement;

10.15.    Change of Ownership. Any Change of Ownership shall occur;

10.16.    Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender;

10.17.    Licenses. (i) Any Governmental Body shall (a) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Borrower or any Guarantor, and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect or (b) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such revocation, termination or suspension could reasonably be expected to result in a Material Adverse Effect and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Borrower’s or any Guarantor’s business taken as a whole and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of any Borrower’s or any Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.18.    Seizures. Any portion of the Collateral with an aggregate value in excess of $500,000 shall be seized or taken by a Governmental Body, or any Borrower or any Guarantor or

the title and rights of any Borrower or any Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in material impairment or loss of the security provided by this Agreement or the Other Documents;

10.19.    [Reserved];

10.20.    Pension Plans. An event or condition specified in Section 7.16 or 9.15 hereof shall occur or exist and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur a liability to a Plan or the PBGC (or both) which would have a Material Adverse Effect;

10.21.    Breach of Supply Agreements. Termination of, without replacement of such terminated agreement with an agreement with identical or more beneficial terms for Borrower (including, pricing, payment terms and minimum gallons), or breach under, any of the Supply Agreements, or similar agreements that remain uncured beyond any applicable cure or grace period, except in each case to the extent that such termination or noncompliance could not reasonably be expected to have a Material Adverse Effect;

10.22.    Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Borrower’s failure to promptly report a Reportable Compliance Event in accordance with Section 16.18 hereof; or

XI.    LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1.    Rights and Remedies.

(a)    Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b)    To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for the Agent: (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the

Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by the Agent would not be commercially unreasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

11.2.    Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3.    Setoff. Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4.    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5.    Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH,” “FIFTH” and “SIXTH” above.

XII.    WAIVERS AND JUDICIAL PROCEEDINGS.

12.1.    Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2.    Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3.    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.    EFFECTIVE DATE AND TERMINATION.

13.1.    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender,

shall become effective on the date hereof and shall continue in full force and effect until January 12, 2019 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. Except as provided in Section 2.2(f), no prepayment fees shall be due in connection with such prepayment.

13.2.    Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.    REGARDING AGENT.

14.1.    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Section 3.3), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2.    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3.    Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrowing Agent and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4.    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5.    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6.    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7.    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8.    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9.    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10.    Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.11.    No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

14.12.    Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.    BORROWING AGENCY.

15.1.    Borrowing Agency Provisions.

(a)    Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b)    The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c)    All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2.    Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.

XVI.    MISCELLANEOUS.

16.1.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the Commonwealth of Pennsylvania, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the Commonwealth of Pennsylvania. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in Philadelphia County, the Commonwealth of Pennsylvania.

16.2.    Entire Understanding.

(a)    This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b)    The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i)    increase the Term Loan Commitment Percentage, or the maximum dollar amount of the Term Loan Commitment Amount, of any Lender without the consent of such Lender directly affected thereby;

(ii)    whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 (unless imposed by Agent));

(iii)    [Reserved]

(iv)    alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v)    alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi)    release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;

(vii)    change the rights and duties of Agent without the consent of all Lenders;

(viii)    [Reserved]

(ix)    [Reserved]

(x)    release any Guarantor or Borrower without the consent of all Lenders.

(c)    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d)    In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such Lender fails to respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e)    [Reserved]

(f)    [Reserved]

16.3.    Successors and Assigns; Participations; New Lenders.

(a)    This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b)    Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to any Person (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Term Loans under this Agreement and the Other Documents to one or more Persons and one or more Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Term Loan Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Term Loan Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Term Loan Commitment Percentage arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d)    Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e)    Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f)    Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.

16.4.    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5.    Indemnity and Release.

(a)    Each Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to this Agreement or the Other Documents. Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 16.5(a) by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section 16.5(a) harmless from and against all liability in connection therewith. In addition, to the extent Agent makes any payment on account of any recording taxes pursuant to this Section 16.5(a), the amount of such payment by Agent shall be added to the Obligations.

(b)    As consideration for the extension of credit and the making of Advances by Agent and Lenders as set forth herein, each Borrower, for themselves and for each of their successors, assigns, affiliates, predecessors, employees, agents, heirs and executors, as applicable, by signing below, hereby releases and discharges Agent and Lenders, and all directors, officers, employees, attorneys and agents of Agent and Lenders, from any and all claims, demands, actions or causes of action of every kind or nature whatsoever, whether known or unknown, arising out of or in any way relating to the Existing Loan Documents. The release in this paragraph shall survive any termination of this Agreement. If any Borrower asserts or commences any claim, counter-claim, demand, obligation, liability or cause of action in violation of the foregoing, then the Borrowers agree to pay in addition to such other damages as Agent or any Lender may sustain as a result of such violation, all attorneys’ fees and expenses incurred by Agent or any such Lender as a result of such violation.

16.6.    Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Exhibit 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a)    In the case of hand-delivery, when delivered;

(b)    If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)    In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)    In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)    In the case of electronic transmission, when actually received;

(f)    In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g)    If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

16.7.    Survival. The obligations of Borrowers under Sections 2.2(f), 3.7, 3.8, 3.9, 4.19(h), and 16.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8.    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9.    Expenses. All costs and expenses including reasonable attorneys’ fees and (including the allocated costs of in house counsel) disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, or (b) in connection with the entering into, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any of the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower or any Guarantor or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement or any of the Other Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations.

16.10.    Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11.    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12.    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13.    Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

16.14.    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15.    Confidentiality; Sharing Information.    Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

16.16.    Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate, so long as such disclosures are not made during any “quiet period” in which disclosures regarding GPM or its Affiliates are limited under the Securities Act; provided, that, Agent obtains GPM’s approval of the contents of such announcement.

16.17.    Certifications From Banks and Participants; USA PATRIOT Act.

(a)    Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b)    The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time to time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18.    Anti-Money Laundering/International Trade Law Compliance. Each Borrower represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. The Borrowers covenant and agree that they shall immediately notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

Each of the parties has signed this Agreement as of the day and year first above written.

GPM PETROLEUM LP
By:	GPM Petroleum GP, LLC
Its:	General Partner

By:	/s/ Arie Kotler
Name:	Arie Kotler
Title:	Chairman, Chief Executive Officer and President

By:	/s/ Don Bassell
Name:	Don Bassell
Title:	Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, As Lender and as Agent

By:	/s/ James P. Sierakowski
Name:	James P. Sierakowski
Title:	Vice President

PNC Bank, National Association 1600 Market Street Philadelphia, PA 19103 Attention: Portfolio Manager Commitment Percentage: 100%

STATE OF VIRGINIA    )

    ) ss.

COUNTY OF Henrico    )

On this      day of January, 2016, before me personally came ARIE KOTLER and DON BASSELL to me known, who, being by me duly sworn, did depose and say that he is the CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT and CHIEF FINANCIAL OFFICER , respectively of GPM PETROLEUM GP, LLC, the limited liability company described in and which executed the foregoing instrument as general partner of GPM PETROLEUM LP; and that he signed his name thereto by order of the board of directors of said company.

/s/ Diana Jordan Avery
Notary Public

EXHIBIT 1.2(a)

FORM OF COMPLIANCE CERTIFICATE

PNC Bank, National Association

130 S. Bond Street

Bel Air, Maryland 21014

Attention: James P. Sierakowski

The undersigned, the [Chief Financial Officer, Vice President of Finance or Controller] of GPM Petroleum GP, LLC, a Delaware limited liability company and the general partner of GPM Petroleum LP, a Delaware limited partnership (“Borrowing Agent”), gives this certificate to PNC Bank, National Association (“Agent”), in accordance with the requirements of Sections 9.7 or 9.8, as applicable, of that certain Term Loan and Security Agreement dated January 12, 2016 among Borrowing Agent (together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), Agent and certain financial institutions a party thereto as lenders from time to time (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.    Based upon my review of the consolidated balance sheets and statements of income of Borrowers for the fiscal period ending                 , 201    , copies of which are attached hereto, I hereby certify that:

(a)

the Consolidated Total Leverage Ratio was          to 1.0 (Maximum Allowed – 4.25 to 1.00; provided that Consolidated Total Leverage Ratio may equal or exceed 4.25 to 1.00, but in no event shall exceed 4.75 to 1.00, from and after the last day of the fiscal quarter in which a Material Acquisition (as defined in the KeyBank Credit Agreement) occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Material Acquisition (as defined in the KeyBank Credit Agreement) occurred);

(b)	the Consolidated Interest Coverage Ratio was to 1.0 (Minimum Required – 2.50 to 1.0)

(c)	Borrower was in compliance with the requirements of Sections 4.15, 6.5, 7.7, 7.8 and 7.10 of the Loan Agreement; and

(d)	to the best of my knowledge, each Borrower is in compliance in all material respects with all federal, state and local Environmental Laws.

Attached as Schedule “A” are the details underlying such financial covenant calculations.

2.    No Default exists on the date hereof, other than:                      [if none, so state]; and

3.    No Event of Default exists on the date hereof, other than:

[if none, so state].

Very truly yours,

By:
Name, title

EXHIBIT 2.4(a)

TERM NOTE

$32,415,923.15	January 12, 2016

FOR VALUE RECEIVED, GPM PETROLEUM, LP, a Delaware limited partnership, and each Person joined to the Loan Agreement (as defined below) as a borrower from time to time (collectively the “Borrowers”, and each a “Borrower”), hereby promise to pay, jointly and severally, to the order of PNC BANK, NATIONAL ASSOCIATION (“PNC”), at the office of Agent (as defined below) at the address set forth in the Loan Agreement (as defined below) or at any such place as Agent may from time to time designate to any Borrower in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of THIRTY TWO MILLION FOUR HUNDRED FIFTEEN THOUSAND NINE HUNDRED TWENTY THREE DOLLARS AND 15/100 ($32,415,923.15) or such lesser sum which then represents PNC’s Term Loan Commitment Percentage of the aggregate unpaid principal amount of the Term Loan which principal shall be due and payable in accordance with the terms of the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time from the date hereof until this Term Note is fully paid, at the rate or rates from time to time in effect under the Loan Agreement, provided, however, that the entire unpaid principal balance of this Term Note shall be due and payable in full at the end of the Term, or earlier as provided in the Loan Agreement.

THIS TERM NOTE (“Term Note”) is executed and delivered under and pursuant to the terms of that certain Term Loan and Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrowers, the various financial institutions named therein or which hereafter become a party thereto as lenders (collectively, the “Lenders” and each individually a “Lender”) and PNC, in its capacity as agent for Lenders (in such capacity, “Agent”) and in its capacity as a Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings provided in the Loan Agreement.

Each Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever as further set forth in the Loan Agreement.

This Term Note is one of the Term Notes referred to in the Loan Agreement, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayments of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain terms and conditions therein specified.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA APPLIED TO CONTRACTS TO BE PERFORMED WHOLLY WITHIN THE COMMONWEALTH OF PENNSYLVANIA.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Term Note the day and year first written above intending to be legally bound hereby.

GPM PETROLEUM, LP,
By:	GPM Petroleum GP, LLC
Its:	General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 5.5(b)

FINANCIAL PROJECTIONS

(In possession of Agent)

EXHIBIT 8.1(e)

FINANCIAL CONDITION CERTIFICATE

TO:    PNC BANK, NATIONAL ASSOCIATION (“PNC”), in connection with that certain Term Loan and Security Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among GPM PETROLEUM, LP, a Delaware limited partnership (together with each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party thereto as lenders (referred to herein, collectively, as the “Lenders” and each, individually, as a “Lender”) and PNC, in its capacity as agent for the Lenders (in such capacity, the “Agent”) and in its capacity as a Lender.

In connection with the Loan Agreement and the Other Documents, I hereby certify that, effective as of the execution of the Loan Agreement and each of the Other Documents, I am the duly elected, qualified and acting Chief Financial Officer of GPM Petroleum GP, LLC, a Delaware limited liability company and the general partner of Borrowers, and, solely in such capacity, I hereby conclude to my knowledge that:

The execution and delivery of the Loan Agreement and each of the Other Documents and the granting of any security interests or liens pursuant to the Loan Agreement and any of the Other Documents by Borrowers and the consummation of the Transactions will not render Borrowers insolvent. I understand that, in this context, “insolvent” with respect to Borrowers means that the present saleable value of Borrowers’ assets, calculated on an ongoing basis, is less than the amount of its liabilities.

I conclude that the execution and delivery of the Loan Agreement and each of the Other Documents and the granting of the security interests and liens pursuant to the Loan Agreement and any of the Other Documents by Borrowers will not leave Borrowers with property remaining in its hands which would constitute unreasonably small capital for Borrowers’ business. In reaching this conclusion, I understand that “unreasonably small capital” depends upon the nature of Borrowers’ business as presently conducted, and I have reached my conclusion based on the actual and reasonably anticipated needs for capital of the business anticipated to be conducted by Borrowers and consistent with the Projections (as such term is defined below) and other information described herein.

I conclude that Borrowers will not likely incur debts beyond their ability to pay as such debts mature. This conclusion is based, in part, upon my review of the projections provided by the Borrowers to the Agent (“Projections”), which project that Borrowers will have positive cash flow after paying all of its scheduled and anticipated indebtedness as it matures. I have concluded that the realization from Borrowers’ assets in the ordinary and usual course of business will be sufficient to pay their recurring current debt, short term debt, and long term debt as such debts require.

Borrowers have not executed the Loan Agreement or any of the Other Documents or made any transfer or incurred any obligations thereunder with actual intent to hinder, delay, or defraud either present or future creditors.

I understand that the Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with the extensions of credit under the Loan Agreement and that no one else shall be entitled to rely on this Certificate. All initially capitalized terms used herein shall have the respective meanings ascribed to them in the Loan Agreement, unless specifically defined herein. Unless the context of this Certificate clearly requires otherwise, the term “or” includes the inclusive meaning represented by the phrase “and/or.”

[SIGNATURE TO FOLLOW ON SEPARATE PAGE]

I hereby represent and certify, solely in my capacity as Chief Financial Officer of each Borrower, and not in my personal capacity, that the foregoing information is true and correct and execute this certificate as of January 12, 2016.

, as Chief Financial Officer of
GPM Petroleum GP, LLC, a Delaware limited liability company and the general partner of GPM Petroleum, LP

EXHIBIT 16.3

COMMITMENT TRANSFER SUPPLEMENT

COMMITMENT TRANSFER SUPPLEMENT, dated as of                 , 20    , among PNC Bank, National Association (the “Transferor Lender”), [                    ], (“Purchasing Lender”), and PNC Bank, National Association, as agent for the Lenders under the Term Loan and Security Agreement described below (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with Section 16.3 of that certain Term Loan and Security Agreement dated as of January 12, 2016 by and among GPM Petroleum, LP, a Delaware limited partnership (“GPM”, and together with each Person joined thereto as a borrower from time to time (collectively, the “Borrowers”, and each a “Borrower”), PNC Bank, National Association (“PNC”), each of the other financial institutions named in or which hereafter become a party thereto (PNC and such other financial institutions, the “Lenders”) and PNC, as Agent (as same may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”);

WHEREAS, Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2.    Upon receipt by the Agent of four counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to Transferor Lender and Purchasing Lender a Transfer Effective Notice, substantially in the form of Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date unless otherwise noted therein, shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3.    At or before 12:00 Noon (New York time) on the Transfer Effective Date Purchasing Lender shall pay to Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement, and the Note(s). Effective upon receipt by Transferor Lender of the Purchase Price from the Purchasing Lender, Transferor Lender hereby irrevocably sells, assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and Purchasing Lender hereby irrevocably purchases, takes and assumes from Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Notes together with all instruments, documents and collateral security pertaining thereto.

4.    Transferor Lender has made arrangements with Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by Transferor Lender to such Purchasing Lender of any fees heretofore received by Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates of payment, by such Purchasing Lender to Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5.    (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of Transferor Lender pursuant to the Credit Agreement and the Notes shall, instead, be payable to or for the account of Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b)    All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Notes shall, instead, accrue for the account of, and be payable to, Transferor Lender and Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, Transferor Lender and Purchasing Lender will make appropriate arrangements for payment by Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from Borrowers.

6.    Concurrently with the execution and delivery hereof, Transferor Lender will provide to Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to Transferor Lender.

7.    Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8.

By executing and delivering this Commitment Transfer Supplement, Transferor Lender and Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Notes or any other instrument or document furnished pursuant thereto; (ii) Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their Obligations under the Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto; (iii) Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) Purchasing Lender will, independently and without reliance upon Agent, Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) Purchasing Lender appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the terms thereof; (vi) Purchasing Lender agrees that it will perform all of its respective obligations as set forth in the Credit Agreement to be performed by it as a Lender; and (vii) Purchasing Lender represents and warrants to Transferor Lender, Lenders, Agent and Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by Borrowers under the Credit Agreement and Other Documents or (y) is engaged in trade or business within the United States of America.

9.

Schedule I hereto sets forth the revised Commitment Percentage of Transferor Lender and the Commitment Percentage of Purchasing Lender as well as administrative information with respect to Purchasing Lender.

10.

This Commitment Transfer Supplement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applied to contracts to be performed wholly within the Commonwealth of Pennsylvania.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

PNC BANK, NATIONAL ASSOCIATION as Transferor Lender

By:
Name:
Title:

as Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION as Agent
By:
Name:
Title:

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

PNC Bank, National Association	Revised Commitment Amount Revised

	Commitment Percentage	$

	Commitment Amount Commitment	%

	Percentage	$
Addresses for Notices for Purchasing Lender		%

Attention:

Telephone:

Telecopier:

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

[Form of Transfer Effective Notice]

To:                                                  , as Transferor Lender and                                , as Purchasing Lender:

The undersigned, as Agent under the Term Loan and Security Agreement dated as of January 12, 2016 among GPM Petroleum, LP, a Delaware limited partnership (“GPM”, and together with each Person joined thereto as a borrower from time to time (collectively, the “Borrowers”, and each a “Borrower”), PNC Bank, National Association (“PNC”), each of the other financial institutions named in or which hereafter become a party thereto (PNC and such other financial institutions, the “Lenders”) and PNC as agent for the Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement.] Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [Insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:

Title:

ACCEPTED FOR RECORDATION

IN REGISTER:

Transfer Effective Notice

To: PNC Bank, National Association, as Transferor Lender and                                              , as Purchasing Lender:

The undersigned, as Agent under the Term Loan and Security Agreement dated as of January 12, 2016 among GPM Petroleum, LP, a Delaware limited partnership (“GPM”, and together with each Person joined thereto as a borrower from time to time (collectively, the “Borrowers”, and each a “Borrower”), PNC Bank, National Association (“PNC”), each of the other financial institutions named in or which hereafter become a party thereto (PNC and such other financial institutions, the “Lenders”) and PNC as agent for the Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer

Effective Date will be                 , 20    .

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

ACCEPTED FOR RECORDATION

  IN REGISTER:

EXHIBIT 16.6

(A)	If to Agent or PNC at:

PNC Business Credit

130 S. Bond Street

Bel Air, Maryland 21014

Attention:    James P. Sierakowski

Telephone:  (410) 638-2016

Facsimile:    (410) 638-2046

with an additional copy to:

Blank Rome LLP

One Logan Square

130 N. 18th Street

Philadelphia, Pennsylvania 19103

Attn:              Lawrence F. Flick, II, Esquire

Telephone:    (215) 569-5556

Facsimile:     (215) 832-5556

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowing Agent or any Borrower:

GPM Petroleum GP, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:    Arie Kotler, Chief Executive Officer

Telephone:  (804) 730-1568 x1171

Facsimile:   (804) 417-1059

with a copies to (which shall not constitute notice):

GPM Petroleum GP, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:    General Counsel

Telephone:  (804) 730-1568 x1109

Facsimile:    (804) 417-1059

SCHEDULE I

PNC Bank, National Association	Term Loan Commitment Amount: $32,415,923.15
Term Loan Commitment Percentage: 100%

Schedule 1.2

Financing Statements

None.

Schedule 4.5

Chief Executive Office

Chief Executive Office

Location	Address	City	State

Corporate	8565 Magellan Parkway, Suite	Richmond	VA
Office	400

Schedule 5.1

Consents

1. None.

Schedule 5.2(a)

States of Qualification and Good Standing

Name	Jurisdiction	Type of Organization	Foreign Qualifications

GPM Petroleum LP	Delaware	Limited partnership	Virginia
GPM Petroleum, LLC	Delaware	Limited liability company	Connecticut, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Wisconsin

Schedule 5.2(a)

Subsidiaries

GPM Petroleum, LLC is a wholly-owned Subsidiary of GPM Petroleum LP

Schedule 5.4

Federal Tax Identification Number

Entity	EIN
GPM Petroleum LP	47-3590088

Schedule 5.6

Prior Names

None.

Schedule 5.7(c)

Known Environmental Matters

Incident ID: 98-09-30-1441-36; Incident Report Date: reported on September 30, 1998; Incident Location: Site 2478 (65 N. Blackhorse Pike, Bellmawr, NJ 08031)

Schedule 5.8(b)

Litigation Schedule

None.

Schedule 5.8(d)

Plans

WOC Southeast Holding Corp. and its subsidiaries were in a Control Group of Marsh Supermarkets Company, LLC, which has a pension withdrawal liability to the Central States Southeast and Southwest Areas Pension Fund created at the time of its withdrawal from such fund. WOC Southeast Holding Corp. and its subsidiaries were acquired by a Subsidiary of GPM Investments, LLC in August 2013.

Schedule 5.9

Intellectual Property, Source Code Escrow Agreements

Domains: gpmpetroleum.com

Schedule 5.10

Licenses and Permits

No exceptions.

Schedule 5.14

Labor Disputes

No exceptions.

Schedule 5.27

Equity Interests

Subsidiary	Equityholder	Class of Equity Interests	Ownership Percentage	Authorized Equity Interests	Issued Equity Interests
GPM Petroleum, LLC	GPM Petroleum LP	Limited Liability Company Interests	100%	N/A	N/A

GPM Investments, LLC has signed a term sheet to acquire convenience stores, gas stations, dealer contracts and the supplier-based intangible owned by Fuel USA, Inc. Pursuant to the term sheet, Fuel USA, Inc. would acquire units of GPM Petroleum LP with a value of $16,875,000. It is anticipated that a new class of units would be created and would be issued at $20.00 per unit and will provide for an 8% distribution. Such units would be subordinate to the Class A Preferred Units.

The Preferred A Units have a redemption right as described in the Partnership Agreement.

Schedule 5.30

Material Contracts

1.	Omnibus Agreement

2.	Contribution Agreement

3.	Distribution Contracts

4.	Affiliate Loans

5.	KeyBank Documents

6.	Branded Marketer Agreement, dated as of August 5, 2013, by and between Phillips 66 Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

7.

ExxonMobil Oil Corporation Branded Wholesaler PMPA Franchise Agreement, dated as of September 1, 2015, by and between ExxonMobil Oil Corporation and GPM Investments, LLC, as amended by that Assignability Rider to Branded Wholesaler PMPA Franchise Agreement – Virginia, dated as of November 25, 2015, by and between ExxonMobil Oil Corporation and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

8.	Wholesale Marketer Agreement, effective August 5, 2013, between Motiva Enterprises LLC and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

9.

Branded Distributor Marketing Agreement (Multi-Brand), effective as of January 1, 2012, by and between Valero Marketing and Supply Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

10.

Amended Restated and Consolidated Master Incentive Agreement, effective as of January 1, 2012, by and between Valero Marketing and Supply Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

11.	Branded Jobber Contract (Retail), dated February 14, 2013 by and between BP Products North America Inc. and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

12.	Branded Marketer Agreement, dated as of June 1, 2013, by and between Phillips 66 Company and Colonial Pantry Holdings, LLC, as amended, supplemented or otherwise modified from time to time.

13.

Branded Product Supply and Trademark License Agreement (Marathon Brand), dated September 3, 2015, by and between Marathon Petroleum Company LP and GPM Petroleum, LLC, as amended, supplemented or otherwise modified from time to time.

Schedule 7.8

Indebtedness

None.